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                                                                 EXHIBIT 99.288


                     PX PROPOSAL FOR AN EFFICIENT ENERGY AND
                     EFFICIENT CONGESTION MANAGEMENT MARKET
                                  June 15, 2000

BACKGROUND

The energy cost is much greater than transmission costs
         Last 12 months PX had $6 billion energy market and Paid $37 million in transmission congestion charges to ISO (0.6% of energy costs)
         (How big is the uplift charge for intra-zonal congestion?) Efficiency of energy market is more important than efficiency of transmission market.

A deep liquid market promotes liquidity - Liquidity promotes liquidity?

Multiple delivery locations can fragment liquidity, exacerbate local market power and dilute efficiency. - Local market power arises from transmission constraints that limit flow into and out of locality. Ignoring those constraints does not eliminate local market power. Someone will have to adjust schedules to enforce transmission constraints. Local market power will arise then. All that ignoring the constraints accomplishes is to promote gaming such as the dec bid game that generators played prior to creation of ZP26.


RECOMMENDATION

Adapt PX's existing UMCP market to maintain a deep liquid energy market and provide a forward Local Scheduling Contracts (or basis differentials) off that energy market along with an FTR/ETC market to price for local delivery. How can you be sure that there will be enough FTR/ETC/LSCs available to make delivery of all energy sales and purchases scheduled in the unconstrained market (or that the parties who traded in the unconstrained market will be willing to pay the price asked by those offering FTR/ETC/LSCs). What happens if not enough FTR/ETC/LSCs are procured? Who will adjust the schedules from the unconstrained market? What will happen when a supplier is paid for energy that it no longer must deliver due to such adjustments? Will you use an uplift?
Why will this not collapse like the old UK pool?

         Note: Local Scheduling Contracts allow buyers and sellers within the same zone to agree to transact power at the energy market price (e.g., UMCP) - as adjusted by the LSC (which functions like a basis differential).

Generators deemed to have local market power in a particular zone/node can be asked to purchase monthly/annual LSCs on their capacity up to the point that they no longer have local market power. (This is an adaptation of a CFD concept Wolak developed for PG&E Hydro in Ancillary Services.)

The PX proposes to run a forward and spot:
         -        regional energy market



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         -        LSC/congestion charge(adjustment bid) market

And to procure transmission in the ISO spot markets on behalf of (as directed by) its participants. Is this the PX decision?

Observation:

The major reason given for having a fine-grain location spot market is to provide investment signals. Reducing opportunities for gaming is also a major reason. Such investment signals can adequately be provided on an annual (monthly) LSC basis. The prices paid for LSCs provide an opportunity to monitor for local market power. Moreover, a spot LSC market can facilitate scheduling.



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Regional Energy Market Options

1.       UMCP
2.       SP15
3.       Into California (NP15 and SP15 combined)

                  - PX (participants) buy out congestion differential along Path 15 so that NP15 and SP15 are always the same.

                  - What happens as ISO fragments the markets with more zones/nodes?